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                                      Exhibit 11

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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A
(the "Registration Statement") of our report dated August 12, 1996, relating to the financial statements and financial highlights appearing in the June 30, 1996 Annual Report to Shareholders of the First Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information

Price Warehouse LLP
Boston, Massachusetts
October 24, 1996